Exhibit 10.2

SPLUNK INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Splunk Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement, including the Addendum which includes any applicable country-specific provisions (together, the “Award Agreement”).

I.                                        NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, or as otherwise set forth below, the Restricted Stock Unit will vest in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.  Notwithstanding the foregoing, Participant may still be considered to be providing services and will continue to vest in the Restricted Stock Units while on an approved leave of absence.

By Participant’s signature and the signature of the representative of Splunk Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document.  Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:	SPLUNK INC.

Signature	By

Print Name	Title

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.                                      Grant.  The Company hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 17, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.                                      Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date it vests.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7.  Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date.

3.                                      Vesting Schedule.  Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.                                      Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.                                      Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.  The date on which Participant ceases to be a Service Provider shall be the date the individual ceases to provide services and shall not be extended by any notice of termination period or non-working garden leave established under the employment law in the jurisdiction in which Participant resides or under the terms of Participant’s employment agreement, if any.  The Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider (including whether Participant may still be considered to be providing services while on an approved leave of absence).

6.                                      Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate (or legal representative for Participant outside the United States).  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.                                      Withholding of Taxes.  Participant acknowledges that, regardless of any action taken by the Company, or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the company or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s ability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)                                 withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(b)                                 withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(c)                                  withholding in Shares to be issued upon settlement of the Restricted Stock Units, provided, however, if Participant is a Section 16 officer of the Company under the Exchange Act, then the Administrator shall establish the method of withholding from alternatives (a)-(c) herein and, if the Administrator does not exercise discretion prior to the Tax-Related Items withholding event, then Participant shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.                                      Nature of Grant.  In accepting the Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the Award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)                                  all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the Award of Restricted Stock Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer, the Parent or any Subsidiary of the Company;

(e)                                  Participant is voluntarily participating in the Plan;

(f)                                   the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)                                  the Restricted Stock units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)                                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)                                     no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant ceasing to be a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waive his or her ability, if any, to bring any such claim involving forfeiture of the Restricted Stock Units, and release the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)                                    for purposes of the Restricted Stock Unit, Participant shall cease to be a Service Provider as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider for purposes of

Participant’s Award of Restricted Stock Unit (including whether Participant may still be considered to be providing services while on a leave of absence);

(k)                                 unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Unit or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

(l)                                     the following provisions apply only if Participant is providing services outside the United States:

(i)                                     the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and

(ii)                                  Participant acknowledges and agrees that neither the Company, the Employer, the Parent nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

9.                                      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10.                               Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11.                               No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH

PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

12.                               Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider selected by the Company, to assist with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if Participant resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company, the Company’s stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

13.                               Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Splunk Inc., at 250 Brannan Street, San Francisco, California, United States 94107, or at such other address as the Company may hereafter designate in writing.

14.                               Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15.                               Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.                               Additional Conditions to Issuance of Stock.

(a)                                 If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

(b)                                 Participant’s sale of Shares may be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws.  The Company’s insider trading policy applies to all Service Providers.  The Company’s insider trading policy prohibits a Participant and others from buying or selling Shares when such Participant has “inside information.”  “Inside information” is material information about the Company that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares.  Trading while in possession of material non-public information is not only a violation of the Company’s policy but also of securities laws.  Penalties for such violations can be severe.  Please review the Company’s insider trading policy before making any trades.  A copy of the Company’s insider trading policy is available on the Company’s intranet site, under Legal and Polices, or Participant may request a copy from the Legal Department (legal@splunk.com) or our Stock Administrator (stockadmin@splunk.com).

17.                               Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

18.                               Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19.                               Language.  If Participant received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.                               Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22.                               Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23.                               Modifications to the Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

24.                               Amendment, Suspension or Termination of the Plan.  By accepting this Award,

Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

25.                               Governing Law.  This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

26.                               Addendum.  Notwithstanding any provisions in this Award Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Award Agreement.

27.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.                               Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

Addendum to Restricted Stock Unit Award Agreement

ADDENDUM TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE SPLUNK INC.

2012 EQUITY INCENTIVE PLAN

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Splunk Inc. (the “Company”) 2012 Equity Incentive Plan (the “Plan”) if Participant resides in one of the countries listed below.  Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan, the Notice of Restricted Stock Unit Grant (the “Notice”) and/or the Restricted Stock Unit Award Agreement (the “Award Agreement”).

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2012.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Participant sells the Shares acquired upon vesting of the Restricted Stock Units under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.

Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers after the Date of Grant or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

AUSTRALIA

Terms and Conditions

Form of Settlement.  Notwithstanding any discretion in the Plan, due to securities law considerations in Australia, the Restricted Stock Units will be settled only in Shares.  The Restricted Stock Units do not provide any right for Participant to receive a cash payment.

Notifications

Securities Law Information.  If Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

CHINA

Terms and Conditions

Company’s Obligation to Pay.  This provision supplements Section 2 of the Award Agreement:

If Participant is a national of the People’s Republic of China, Participant may not vest in the Restricted Stock Units unless and until the Company has obtained approval from the State Administration of Foreign Exchange (the “SAFE Approval”).  Should the Restricted Stock Units not first vest until the SAFE Approval occurs, then as of the date of the SAFE Approval, Participant shall receive vesting credit for any dates under the vesting schedule that preceded such event.  Participant further agrees to abide by any restrictions or conditions imposed on the Restricted Stock Units or the shares issued upon vesting of the Restricted Stock Units.

Exchange Control Requirements.  Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to immediately repatriate the cash proceeds from the sale of Shares related to the award to China.  Participant further understands that, under Chinese exchange control restrictions, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established by the Company (or any Parent or Subsidiary) or the Employer, and Participant hereby consents and agrees that any proceeds from the sale of Shares will be transferred to such special account prior to being delivered to Participant.  The Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China.  Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account.  Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.  These requirements will not apply to non-PRC citizens, unless otherwise required by SAFE.

FRANCE

Terms and Conditions

Language Consent.  By accepting the grant, Participant confirms having read and understood the Plan and Award Agreement which were provided in the English language.  Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’attribution, le Participant confirme avoir lu et compris le Plan et le Contrat, qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Exchange Control Notification.  Participant may hold Shares obtained under the Plan outside of France provided that Participant declares all foreign accounts whether open, current, or closed on his or her annual income tax return.

GERMANY

Notifications

Exchange Control Notification.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank on Form Z10.  No report is required for payments less than €12,500.

HONG KONG

Terms and Conditions

Form of Settlement.  Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled only in Shares.  The Restricted Stock Units do not provide any right for Participant to receive a cash payment.

Securities Law Compliance.  To facilitate compliance with securities laws in Hong Kong, Participant agrees not to sell the Shares issued upon vesting of the Restricted Stock Units within six (6) months from the Date of Grant.

Notifications

Securities Law Notification. WARNING:  THE RESTRICTED STOCK UNITS AND SHARES DO NOT CONSTITUTE A PUBLIC OFFERING OF SECURITIES UNDER HONG KONG LAW AND ARE AVAILABLE ONLY TO EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES.  THE AWARD AGREEMENT, INCLUDING THIS ADDENDUM, THE PLAN AND OTHER INCIDENTAL COMMUNICATION MATERIALS HAVE NOT BEEN PREPARED IN ACCORDANCE WITH AND ARE NOT INTENDED TO CONSTITUTE A “PROSPECTUS” FOR A PUBLIC OFFERING OF SECURITIES UNDER THE APPLICABLE SECURITIES LEGISLATION IN HONG KONG.  NOR HAVE THE DOCUMENTS BEEN REVIEWED BY ANY REGULATORY

AUTHORITY IN HONG KONG.  THE RESTRICTED STOCK UNITS ARE INTENDED ONLY FOR THE PERSONAL USE OF EACH ELIGIBLE EMPLOYEE OF THE COMPANY OR ONE OF ITS SUBSIDIARIES AND MAY NOT BE DISTRIBUTED TO ANY OTHER PERSON.  IF PARTICIPANT IS IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THE AWARD AGREEMENT, INCLUDING THIS ADDENDUM OR THE PLAN, PARTICIPANT SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

Nature of Scheme.  The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).  Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then Participant’s grant shall be void.

ITALY

Terms and Conditions

Data Privacy.  This provision replaces Section 12 of the Award Agreement:

Participant understands that the Employer, the Company and any Subsidiary as a data processor of the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all Restricted Stock Units, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), and that the Company and the Employer will process said data and other data lawfully received from third party for the exclusive purpose of implementing, managing and administering the Plan and complying with applicable laws, regulations and community legislation.

Participant also understands that providing the Company with Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.  The Controller of personal data processing is Splunk Inc., with registered offices at 250 Brannan Street, 2nd Floor, San Francisco, California 94107 U.S.A. and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Splunk Services UK Limited, Italy branch (S.r.l.), with its registered offices at with its registered offices at Via Birmania 81, 00144 Rome.

Participant understands that Data will not be publicized, but it may be accessible by the Employer as the data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing.  Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan.  Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addresses under applicable laws.  Participant further understands that the Company and/or any Subsidiary or Parent will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan, and that the Company and/or any Subsidiary or Parent may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired at vesting of the Restricted Stock Units.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan.  Participant understand that these recipients may be acting as controllers, processors, or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in Japan or the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto, as the processing is necessary to performance of law and contractual obligations related to implementation, administration, and management of the Plan.  Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right at any moment to, including but not limited to, obtain confirmation that Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or terminate, for legitimate reason, the Data processing.  To exercise privacy rights Participant should address the Employer.

Furthermore, Participant is aware that Data will not be used for direct-marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s local human resources representative.

Plan Document Acknowledgement.  In accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understand and accept all provisions of the Plan, the Award Agreement, and this Addendum.

Participant further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Award Agreement: Section 2: Company’s Obligation to Pay; Section 3: Vesting Schedule; Section 8: Nature of Grant; Section 14: Grant is Not Transferable; Section 16: Additional Conditions to Issuance of Stock; Section 18: Administrator Authority; Section 26: Addendum; and the Data Privacy provision in this Addendum.

Notifications

Exchange Control Notification.  Participant is required to report the following on his or her annual tax return: (1) any transfers of cash or Shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (e.g., vested Restricted Stock Units, Shares, or cash) may result in income taxable in Italy (this will include reporting any Vested Shares if their intrinsic value (i.e., the fair market value of the Shares issued at vesting) combined with other foreign assets exceed €10,000), and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on Participant’s foreign investments or investments held outside of Italy.  Under certain circumstances, Participant may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

Tax on Foreign Financial Assets.  Effective from 2011, a tax on the value of the financial assets held outside of Italy by individuals resident of Italy has been introduced. Such tax is levied at an annual rate of 1 per thousand (0.1%) for FY 2012, and of 1.5 per thousand (0.15%), starting from 2013. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.

MEXICO

Terms and Conditions

Acknowledgements.  This provision supplements Section 8 of the Award Agreement:

By accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement, including this Addendum, which he or she has reviewed.  Participant further acknowledges that he or she accepts all the provisions of the Plan and the Award Agreement, including this Addendum.  Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the “Nature of Grant” Section of the Award Agreement, which clearly provide as follows:

(1)                                 Participant’s participation in the Plan does not constitute an acquired right;

(2)                                 The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary basis; and

(3)                                 Participant’s participation in the Plan is voluntary.

Labor Law Acknowledgement and Policy Statement.  By accepting the Restricted Stock Units, Participant acknowledges that Splunk Inc., with registered offices at 250 Brannan Street, 2nd Floor, San Francisco, California 94107 U.S.A., is solely responsible for the administration of the Plan.  Participant further acknowledges that his or her participation in the Plan, the grant of the Restricted Stock Units and any acquisition of Shares under the Plan do not constitute an employment relationship between Participant and the Company because Participant is participating in the Plan on a wholly commercial basis.  Based on the foregoing, Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between Participant and the Employer, and do not form part of the employment conditions and/or benefits provided by the Company or any Parent or Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time, without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.

Términos y Condiciones

Reconocimientos.  Esta disposición suplementa la Sección 8 del Contrato:

Al aceptar las Unidades de Acción Restringida, el Partícipe reconoce que ha recibido una copia del Plan y del Contrato, incluyendo este Anexo, que ha sido revisado por el Partícipe. El Partícipe reconoce, además, que acepta todas las disposiciones del Plan y del Contrato, incluyendo este Anexo.  El Partícipe también reconoce que ha leído la Sección del Contrato intitulada “Reconocimientos” y específica y expresamente aprueba los términos y condiciones establecidos en dicha Sección, que claramente establece lo siguiente:

(1)                                 La participación del Partícipe en el Plan no constituye un derecho adquirido;

(2)                                 El Plan y la participación del Partícipe en el Plan se ofrecen por la Compañía de manera totalmente discrecional; y

(3)                                 La participación del Partícipe en el Plan es voluntaria.

Reconocimiento de Ley Laboral y Declaración de Política.  Al aceptar las Unidades de Acción Restringida, el Partícipe reconoce que Splunk Inc., con oficinas registradas en 250 Brannan Street, 2nd Floor, San Francisco, California 94107, EE.UU., es únicamente responsable por la administración del Plan.  Además, el Partícipe reconoce que su participación en el Plan, el otorgamiento de las Unidades de Acción Restringida y cualquier adquisición de Acciones de conformidad con el Plan no constituyen una relación laboral entre el Partícipe y la Compañía, ya que el Partícipe está participando en el Plan en sobre una base exclusivamente comercial.  Con base en lo anterior, el Partícipe expresamente reconoce que el Plan y los beneficios que le deriven de la participación en el Plan no establecen derecho alguno entre el Partícipe y el Patrón y no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por la

Compañía o cualquier Matriz o Subsidiaria de la Compañía, y cualquier modificación del Plan o su terminación no constituirá un cambio o deterioro de los términos y condiciones de empleo del Partícipe.

Además, el Partícipe entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o discontinuar la participación del Partícipe en el Plan en cualquier momento, sin responsabilidad alguna para con el Partícipe.

Finalmente, el Partícipe en este acto manifiesta que no se reserva ninguna acción o derecho para interponer una demanda o reclamación en contra de la Compañía por cualquier compensación o daño o perjuicio en relación con cualquier disposición del Plan o los beneficios derivados del Plan y, en consecuencia, otorga un amplio y total finiquito a la Compañía, sus Subsidiarias, afiliadas, sucursales, oficinas de representación, accionistas, directores, funcionarios, agentes y representantes con respecto a cualquier demanda o reclamación que pudiera surgir.

THE NETHERLANDS

Notifications

Securities Law Information.  Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued upon vesting of the Restricted Stock Units.  In particular, Participant may be prohibited from effectuating certain transactions if Participant has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands.  “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary or Parent in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working for the Company or for any Subsidiary or Parent in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Participant has such inside information.

If Participant is uncertain whether the insider-trading rules apply to Participant, he or she should consult Participant’s personal legal advisor.

SINGAPORE

Notifications

Securities Law Information.  The Restricted Stock Units are being granted to Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Participant should note that such Restricted Stock Units are subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Restricted Stock Units unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Obligation.  If Participant is a director, associate director or shadow director of a Singaporean Subsidiary or Parent, Participant is subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singaporean Subsidiary or Parent in writing when Participant receives an interest (e.g., Restricted Stock Units, Shares) in the Company or a Subsidiary or Parent.  In addition, Participant must notify the Singaporean Subsidiary or Parent when he or she sells any Shares (including when Participant sells the Shares acquired under the Plan).  These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or Parent.  In addition, a notification must be made of Participant’s interests in the Company or any Subsidiary or Parent within two (2) business days of becoming a director.

Insider-Trading Notification.  Participant should be aware of the Singapore insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plan.  Under the Singapore insider-trading rules, Participant is prohibited from selling Shares when he or she possesses information, not generally available, which Participant knows or should know will have a material effect on the price of the Shares once such information is generally available.

SWEDEN

There are no country-specific provisions.

UNITED KINGDOM

Terms and Conditions

Form of Settlement.  Notwithstanding any discretion in the Plan, the Restricted Stock Units will be settled only in Shares.  The Restricted Stock Units do not provide any right for Participant to receive a cash payment.

Joint Election.  As a condition of participation in the Plan and the vesting of the Restricted Stock Units at a time when the Company’s Shares are considered readily convertible assets under U.K. law, Participant agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) that may be payable by the Company, the Employer, a Parent or a Subsidiary in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items.  Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by Her Majesty’s Revenue and Customs (“HMRC”), and any other required consent or election.  Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company, the Employer, a Parent or a Subsidiary.  Participant further agrees that the Company, the Employer, a Parent or a Subsidiary may collect the Employer NICs from Participant by any of the means set forth in Section 7 of the Award Agreement.

If Participant does not enter into a Joint Election prior to the vesting of the Restricted Stock Units, he or she will not be entitled to vest in the Restricted Stock Units unless and until he or she enters into a Joint Election, and no Shares will be issued to Participant under the Plan, without any liability to the Company, the Employer, a Parent or a Subsidiary.

Withholding of Taxes.  This provision supplements Section 7 of the Award Agreement:

If payment or withholding of tax is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected tax will constitute a loan owed by Participant to the Employer, effective on the Due Date.  Participant agrees that the loan will bear interest at the then-current Official Rate of HMRC, it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Award Agreement.  Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the taxes due.  In the event that Participant is a director or executive officer and tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected tax will constitute a benefit to Participant on which additional income tax and National Insurance contributions will be payable.  Participant will be responsible for reporting and paying any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

In addition, Participant agrees that the Company and/or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right Participant may have to recover any overpayment from the relevant tax authorities.